Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Lockheed Martin Corporation and The Titan Corporation for the exchange offer of 8% Senior Subordinated Notes due 2011 and consent solicitation and to the incorporation by reference therein of our report dated January 22, 2003, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young LLP

McLean, Virginia

November 17, 2003